DATED 31 December, 2012

KAVSAR GENERAL TRADING FZE

and

DWM PETROLEUM AG

Relating to the sale and purchase of
80% of the issued share capital
of TF Petroleum AG

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SCHEDULE 1 CORPORATE DETAILS AND INTERESTS
SCHEDULE 2 MAP OF AREAS FOR WHICH SELLER WILL OBTAIN NEW PETROLEUM EXPLORATION RIGHT
SCHEDULE 3 SELLER'S WARRANTIES
SCHEDULE 4 LIMITS ON WARRANTY CLAIMS
SCHEDULE 5 SELLER’S OBLIGATIONS AND PURCHASER’S OBLIGATIONS AT COMPLETION
SCHEDULE 6 INSURANCE POLICIES
SCHEDULE 7 DEAL STRUCTURE
SCHEDULE 8 INTERPRETATION

ANNEXURE 1 OPTION AGREEMENT
ANNEXURE 2 AUDIT REPORT
ANNEXURE 3 PURCHASER’S NOTICE FOR EXERCISE OF OPTION

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THIS AGREEMENT is made on 31 December, 2012

BY AND BETWEEN:

KAVSAR GENERAL TRADING FZE a company organised under the laws of The UAE whose registered office is at Hamriyah Free Zone, P.O. Box No 51393, Sharjah, UAE (hereinafter “Seller”); and

DWM PETROLEUM AG, a company registered in Switzerland, having its registered office at Bahnhofstrasse 9, Baar, Switzerland (hereinafter “Purchaser”).

RECITALS:

A.

That Energy Partners Austria GmbH, a company registered in Austria, which is wholly-owned subsidiary of the Seller (hereinafter “EPA”) is the legal and beneficial owner of 57.42% shares in Petroleum Sugd, a joint venture with limited liability incorporated under the laws of Tajikistan (hereinafter “PS”), and the remaining 42.58% shares in PS are held by Sugdneftugas, state oil company of Tajikistan (hereinafter “SNG”).

B.

That PS is the 100% owner of rights in petroleum licences for the fields in Tajikistan identified in the Schedule 1 (hereinafter “LICENSING AGREEMENTS”). LICENSING AGREEMENTS are new licences covering areas of certain old licences pursuant to which PS has had been operating since 2006, as successor in interest of another Tajik joint venture with limited liability also known as Petroleum Sugd, which was liquidated in 2006 (hereinafter “Liquidated PS”), and which was also partly owned by Petroleum & Gas Vivalo International Company Limited (hereinafter “Vivalo”) in addition to EPA and SNG.

C.

That the Seller and the Purchaser are party to an Option Agreement effective 5 May 2012 (hereinafter “Option Agreement”), which is attached hereto as Annexure 1 of this Agreement. Under the Article 1(b) of the Option Agreement, Seller gave an option (hereinafter “Option”) to the Purchaser to purchase 80% shares in a new company incorporated in Switzerland which would own 100% shares of PS (hereinafter “Shares”) upon payment of a security deposit of USD 10 million (“Security Deposit”).

D.

That pursuant to the Option Agreement, Seller has already incorporated TF Petroleum AG (hereinafter “TF”) in Switzerland as per details in Schedule 1 hereof. On request of Purchaser, Seller has appointed a nominee of Purchaser, as a director of TF at the time of incorporation. Further, Purchaser has spent approx. USD 100,000 to assist Seller in incorporation of TF by paying CHF 100,000 share capital on behalf of Seller. Such costs shall hereinafter be referred to as “Purchaser’s Advance in respect of TF”.

E.

That pursuant to Article 1(d) of the Option Agreement, Purchaser has conducted legal due diligence (hereinafter “Due Diligence”) regarding EPA, PS and Liquidated PS, and thereafter also completed an independent audit (hereinafter “Audit”) of all books and accounts of EPA, PS and Liquidated PS to follow-up on the concerns raised in the Due Diligence. Audit report is attached hereto as Annexure 2 of this Agreement.

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F.

That On October 23, 2012, pursuant to Article 1(e) of the Option Agreement, Purchaser has exercised the Option, subject to Seller taking certain actions (hereinafter “Actions”) as described in Schedule A of its notice to exercise Option, attached hereto as Annexure 3 of this Agreement, to bring LICENSING AGREEMENTS and related agreements in order.

G.

That pursuant to Article 1(f) of the Option Agreement, Seller and Purchaser have agreed on a purchase price based on the findings of the Audit (hereinafter “Consideration”), and pursuant to the Option Agreement, the Security Deposit shall be construed as part payment towards the Consideration. Further, Purchaser’s Advance in respect of TF shall also be construed as part payment towards the Consideration.

NOW THEREFORE, IT IS AGREED as follows:

ARTICLE 1     Interpretation

1.1	In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in the Schedule 8 apply throughout this Agreement, unless the contrary intention appears.

1.2

In this Agreement, unless the contrary intention appears, a reference to a clause, Article or Schedule is a reference to a clause, Article or Schedule to this Agreement. The Schedules, Annexures and the Disclosure Letter accompanying this Agreement shall form integral part of this Agreement.

1.3	The headings in this Agreement do not affect its interpretation.

ARTICLE 2     Sale and Purchase of the Shares

2.1

Subject to the terms and conditions of this Agreement, Seller shall sell and procure the sale of and the Purchaser shall purchase and procure the purchase of the Shares at the Completion Date, but with effect from the Economic Date.

2.2	The consideration for the sale of the Shares shall be USD 21 million (the “Consideration”).

2.3	As recited in Recital G above, it is acknowledged that USD 10,100,000 of the Consideration is already paid.

2.4	Purchaser shall advance to Seller, USD 7 million (hereinafter “Next Advance”) within thirty (30) days of the date conditions mentioned in Article 3.1 below are satisfied.

2.5

Purchaser shall make remaining payment of USD 3,900,000 subject to any necessary downward adjustment in accordance with this Agreement, to Seller on the Completion Date once conditions mentioned in Article 3.2 are satisfied.

2.6	All payments hereunder shall be paid by the Purchaser via wire transfer to the Seller’s bank account with following details under the name of Kavsar General Trading FZE:

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IBAN: AE580260001022581327701
Bank: EMIRATES NBD PJSC
Swift: EBILAEAD

ARTICLE 3     Conditions for Completion and Earlier Steps

3.1	Conditions for the Next Advance

3.1.1	Purchaser has obtained the requisite approval of TSX-V (TSX Venture Exchange) for the transaction envisaged by this Agreement.

3.1.2	PS has completed Actions other than Actions related to re-issuance of Certificate of land usage under the name of PS. i.e. following documents are re-issued under the name of PS:

Allotments (mining lease); Ecological expertise; and

Contract (for subsoil use) with the Government setting bonuses rates.

3.1.3	Seller has provided to Purchaser, a list of all lands owned or leased by PS (hereinafter “Real Estate Properties”).

3.1.4	Seller has provided to Purchaser, Accounts as of the Accounts Date.

3.1.5	Seller has provided to Purchaser, tax book value of assets and liabilities of TF and PS as of the Economic Date.

3.1.6	Seller shall place its 65% shares of EPA in an escrow acceptable to Purchaser (hereinafter “Escrow”), for the benefit of the Purchaser.

3.1.7

Seller has entered into a share purchase arrangement with the Government to purchase remaining shares in PS of SNG from the Government. In this regard, Seller shall provide to the Purchaser an official letter issued by responsible Government authority confirming that remaining shares in PS of SNG are subject to sale.

3.2	Conditions Precedent for Completion - Completion is conditional upon, and subject to, the fulfilment or waiver pursuant to Clause 3.3 of the following conditions (hereinafter “Conditions Precedent”):

3.2.1

Seller has purchased remaining shares in PS of SNG from the Government, and subsequently transferred 100% interests in PS to TF, in the manner described as Step 2 and 3 in the contemplated deal structure described in Schedule 7 of this Agreement.

3.2.2	Transfer of 100% shares in PS to TF has been registered in all official registers in Tajikistan.

3.2.3

Seller has provided an affidavit certifying that Vivalo has no claim against Seller, in respect of section 4.1.2 of the Audit Report, and if in future a claim arises from Vivalo in respect of Liquidated PS or PS, Seller shall settle it at its own cost and expense.

3.2.4	Purchaser’s accountants BDO Tajikistan, at PS’s expense, have audited all books and accounts of PS in line with international standards and issued an unqualified opinion.

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3.2.5	PS has downsized its employee force and Seller has provided to Purchaser, a list of employees of PS that it expects as of Completion Date.

3.2.6	the receipt of the requisite Government Approval to the sale and purchase of the Shares in so far as required; and

3.2.7	the receipt of the Economic Date Accounts by the Purchaser.

3.2.8

Seller has obtained a letter from the Government which states that the Government recognizes the rights of investors and guarantees stability of terms of concluded agreements concerning investment activity of investors in Tajikistan as stipulated in Chapter 2 “Guarantee for Protection of Investment and Investors rights” of the Law of Republic of Tajikistan “on investment” - to allow TF to obtain financing from international sources. In this regard, Purchaser shall provide to TF, a draft letter addressed to the Government, which it will prepare in consultation with ABG.LA, its local counsel in Republic of Tajikistan.

3.2.9

Scope of the LICENSING AGREEMENTS has been extended to cover exploration in open areas around the areas covered by the LICENSING AGREEMENTS, which is more fully described in the map attached hereto as Schedule 2 of this Agreement.

3.2.10	PS has completed Actions related to re-issuance of Certificate of land usage under the name of PS.

3.2.11	Seller and Purchaser have agreed on the Environmental Baseline pursuant to Schedule 3, clause 1.12(b).

3.3

The Seller and the Purchaser shall use all reasonable endeavours to procure or seek waiver regarding the fulfilment of the Conditions for the Next Advance and the Conditions Precedent as soon as reasonably practicable after the signing of this Agreement. Purchaser shall also notify Seller regarding the process and current status of obtaining the requisite approval of TSX-V (TSX Venture Exchange).

3.4	Refund

3.4.1

If the Conditions Precedent are not fulfilled or, to the extent applicable, waived on or before the date falling 120 days after the date of this Agreement, this Agreement shall cease to have effect, except for the obligations in Articles 12, 18 and 19 and neither of the Parties (provided it shall have used reasonable endeavours as aforesaid) will, save in relation to any accrued rights or obligations as at such date, have any rights or liabilities under this Agreement. In such case, Seller shall refund to Purchaser, USD 17,100,000 (being Security Deposit, Purchaser’s Advance in respect of TF and Next Advance, all of which is already paid by such time) less a penalty of USD2 million as a compensation of the Seller’s expenses within 365 days of the date of signing of this Agreement.

3.4.2

If Purchaser fails to advance Next Advance to Seller, within the time period stipulated in Article 2.4 above, where Seller duly performed all actions stipulated in the Articles 3.1.2-3.1.7 of this Agreement, the Seller must refund to Purchaser, USD10,100,000 (being Security Deposit and Purchaser’s Advance in respect of TF, (all of which is already paid by such time) by delivering within reasonable period to Purchaser, 65% shares of EPA (which is owner of 57.42% shares of PS, which are placed in Escrow for the benefit of Purchaser, as specified in clause 3.1.6 of this Agreement. In the above case, on account of transfer of 65% shares of EPA (which is owner of 57.42% shares of PS at that time) Purchaser shall also pay to Seller, additional amount of USD2 million (as a compensation of the Seller’s expenses) within 365 days from the date of signing of this Agreement. If at the time of the aforementioned delivery of 65% shares of EPA to Purchaser, EPA owns more than 57.42% shares of PS, then Purchaser shall pay to Seller, additional amount corresponding to shares more than 57.42% shares of PS (calculated on the assumption that 80% shares of EPA, if EPA owns 100% shares of PS, are worth USD 21 million), within 365 days from the date of signing of this Agreement or accept pro-rata reduction in the number of deliverable shares of EPA in order to re-establish status quo.

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3.4.3

If Conditions for Next Advance are not satisfied to the satisfaction of Purchaser, within 90 days of the signing of this Agreement, and consequently transaction envisaged by this Agreement is not Completed, then Seller shall refund to Purchaser, USD10,100,000 (being Security Deposit and Purchaser’s Advance in respect of TF, all of which is already paid by such time) less a penalty of USD2 million as a compensation of Seller’s expenses, within 365 days of the date of signing of this Agreement.

3.5

Seller shall send a copy of the Government Approvals to the Purchaser promptly following receipt thereof and notify the Purchaser of the Completion Date once the Conditions Precedent have been fulfilled or waived.

ARTICLE 4     Interim Period

4.1	The Seller shall procure that, between the date of this Agreement and Completion, the Companies shall:

4.1.1	carry on business in the ordinary course and meet their obligations under the LICENSING AGREEMENTs;

4.1.2	conduct their affairs in relation to the Interest in accordance with applicable laws, the LICENSING AGREEMENTs and good industry practice;

4.1.3	continue to meet all expenditures and receive all income relating to the Interest;

4.1.4

maintain or cause to be maintained in force any insurance which the Companies hold or which is held on their behalf as at the date of this Agreement as described in Schedule 6 of this Agreement and make and diligently pursue claims which can be made under such policies;

4.1.5	keep proper accounting records and in them make true and complete entries of all dealings and transactions in relation to their business and afford to the Purchaser full access thereto;

4.1.6	engage an independent accounting firm to audit annual financial statements or review interim period financial statements, given year end or period end fall into the Interim Period;

4.1.7

promptly notify the Purchaser of any law suits, claims, legal proceedings or governmental investigations which may occur, be threatened, brought, asserted or commenced against the Companies or the Operator involving or affecting the Interest.

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4.1.8

keep the Purchaser informed and consult with the Purchaser in respect of all material facts, matters and things relating to the Companies and the Interest and all material operations carried out there under;

4.1.9

not exercise any rights in respect of material matters under the relevant LICENSING AGREEMENTs or relating to the Interest, except in a case of emergency, without first obtaining the Purchaser’s consent,

4.1.10	as soon as possible following any material decision made under the LICENSING AGREEMENTs, or relating to any of the Interest , notify the Purchaser of that decision; and

4.1.11	not without the Purchaser’s prior written approval amend or terminate any of the LICENSING AGREEMENTs.

Without prejudice to the generality of the foregoing provisions of this Clause 4, the Seller shall, between the date of this Agreement and Completion, procure that the Companies shall keep the Purchaser informed of the making of any payments for amounts greater than the equivalent of USD10,000 (or its equivalent in foreign currency).

4.2	Between the date of this Agreement and Completion the Seller shall procure that, unless consented to by the Purchaser, the Companies shall not nor shall they agree to:

4.2.1	allot or issue (whether by way of option over shares or the issue of any rights convertible into shares or otherwise) any shares in their capital;

4.2.2	create, or agree to create, any Encumbrance over any shares,

4.2.3	make any alteration to their deed of incorporation including the articles of association;

4.2.4	dispose, or agree to dispose or grant any option or right in respect of the Interest;

4.2.5	discontinue or cease to operate all or a material part of their business;

4.2.6	make any change in the nature of their business;

4.2.7	enter into, amend or terminate any Major Contract;

4.2.8	approve any work programs or budgets; or

4.2.9	sell or transfer any assets of the Companies other than those which would normally be made in the usual conduct of its business;

4.2.10	give notice of or otherwise institute any sole risk operations or agree to surrender any area covered by the LICENSING AGREEMENTs;

4.2.11

declare or pay any dividend or other distribution or repay any share premiums. These provisions do not include restriction on distribution of retained profit of PS for paying dividends which were accumulated before Economic Date;

4.2.12	perform or omit any act which would cause a breach of any Major Contract of the Companies;

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4.2.13	make any capital commitment, borrowing or expenditure other than those which would normally be made in the usual conduct of its business;

4.2.14	execute any document amending, waiving or cancelling any provision of the LICENSING AGREEMENTs.

For purposes of this Clause 4, a matter is “material” if it is entailing financial impacts exceeding USD 10,000 (or its equivalent in foreign currency).

ARTICLE 5     Completion

Completion shall occur at the office of Seller, not later than the seventh Business Day after the notification by the Seller pursuant to Article 3.5 above that the Conditions Precedent have been fulfilled.

5.1	At Completion:

5.1.1	the Seller shall do or procure to be done those things set out in Part 1of the Schedule 5, provided that the Seller shall be the custodian of all closing documentation;

5.1.2	the Purchaser shall do or procure to be done those things set out in Part 2 of Schedule 5; and

5.2

As soon as reasonably practicable, but in any case within twenty (20) Business Days after Completion, the Purchaser undertakes to the Seller that it shall (a) record the transfer of the Shares in the share register book of TF, (b) register or file all matters in connection with Completion which are required or necessary to register or to file with the Ministry of Energy and Industry, Republic of Tajikistan, including but not limited to the change of directors of the Companies, and the filing of the new shareholders list of the Companies, and (c) notify the relevant banks and effect the change of authorised signatories in connection with the banking facilities of the Companies. Upon completion of all the registrations and notifications described above, the Purchaser shall as soon as reasonably practicable notify the Seller, and provide the Seller with reasonably satisfactory evidence of such registration, filing, and notification, as the case may.

5.3	Within twenty (20) Business Days of the Completion Date, Parties shall with mutual agreement, make following appointments in respect of TF:

•	Management team.
•	Legal advisors.
•	Auditor.

5.4	Within twenty (20) days of the Completion Date, Parties shall enter into a fully-termed Shareholders Agreement (“SHA”), containing inter alia following provisions:

•	Number of Directors: 4 Purchaser, 1 Seller.
•	Chairperson shall be nominee of Purchaser.
•	Governing law shall be laws of England, UK.

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ARTICLE 6     Independent Accountants

6.1	If any matters are reserved for determination by Independent Accountants:

6.1.1	the Independent Accountants shall be instructed to:

(a)	make its determination within the shortest practicable time following referral of the matter to the Independent Accountant;

(b)	prescribe the procedure to be followed by the parties in order to facilitate determination; and

(c)	submit the determination in writing to the Seller and the Purchaser.

6.1.2	the Seller and the Purchaser shall:

(a)

notify the Independent Accountants in writing of the matters reserved for determination and each provide (and to the extent they are reasonably able procure that their respective accountants, and the Purchaser shall procure that TF, provide) the Independent Accountants promptly, and in any event within ten (10) Business Days of the Appointment Day, with all information which they may reasonably require and the Independent Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of TF; and

	(b)	accept the determination of the Independent Accountants (in the absence of manifest error) as final and binding;

	(c)	the Independent Accountants shall act as experts and not as arbitrators; and

	(d)	the costs of the determination, including fees and expenses of the Independent Accountants, shall be borne equally by the Seller and the Purchaser.

ARTICLE 7     Loans and Guarantees

7.1

The parties acknowledge that the Consideration has been agreed on the basis that no indebtedness of any kind (regardless of whether presently payable) is owed by any member of the Seller’s Group to the Companies or from the Companies to the Seller’s Group, other than:

	(a)	any amounts which may be due or become due by way of trade credit in the ordinary course of trading as a result of goods or services supplied on normal arm's length terms;

	(b)	any amounts which may fall to be paid pursuant to any express provision of this Agreement or any of the documents required to be executed or delivered pursuant to the provisions of this Agreement;

	(d)	any amounts provided for in connection with service agreements with Affiliates of the Seller during the Interim Period; and

	(e)	any amounts provided for in the Economic Date Accounts.

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7.2

The Seller shall procure that on Completion, Companies are released from all guarantees and indemnities given by it in respect of any liability or obligation of any member of the Seller’s Group, or alternatively if such releases are not granted, Seller shall defend, indemnify and hold harmless Purchaser’s Group against any and all claims arising out of such guarantees and indemnities. Purchaser shall ensure after the Completion Date that Seller’s Group is released from all guarantees and indemnities given by it in respect of any liability or obligation of the Companies; or, alternatively, if such releases are not granted, Purchaser shall defend, indemnify, and hold harmless Seller’s Group against any and all claims arising out of such guarantees and indemnities.

ARTICLE 8     the Seller's Warranties

8.1

The Seller represents and warrants to the Purchaser that, except as disclosed to the Purchaser in the Disclosure Letter, as of the date of this Agreement and such representations shall be deemed to be repeated immediately prior to Completion, each of the statements set out in the Schedule 3 is true and accurate.

8.2

The liability of the Seller in connection either with the Warranties, and any Warranty Claim, shall be subject to the limitations contained in, and to the other provisions ofSchedule4 of this Agreement.

8.3

Any payment made by the Seller in respect of a Warranty Claim brought by the Purchaser shall: be reduced by the amount of any savings in Taxation enjoyed by the Purchaser, and/or its Affiliates, or TF in connection with the circumstances which gave rise to the claim.

8.4

If the Purchaser becomes aware of a matter which is likely to give rise to a Warranty Claim, the Purchaser shall give notice of the relevant facts to the Seller as soon as reasonably practicable after becoming aware of those facts and in any event within thirty (30) days of becoming aware of those facts.

ARTICLE 9     Purchaser's Warranties

The Purchaser warrants to the Seller that each of the statements set out below is true and accurate in all material respects:

9.1

Purchaser is a corporation validly existing under the laws of Switzerland, with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this Agreement;

9.2	this Agreement constitutes valid and binding obligations of the Purchaser;

9.3

other than as contemplated by this Agreement, no notices, reports or filings are required to be made by the Purchaser in connection with the transactions contemplated by this Agreement, nor are any consents, approvals, registrations, authorisations or permits required to be obtained by the Purchaser in connection with the execution and performance of this Agreement; and

ARTICLE 10   Protective Covenants

10.1

The Seller covenants with the Purchaser that it shall not and shall procure that no member of the Seller’s Group shall without the Purchaser’s consent (except as required by law or any competent regulatory body, including the applicable rules of any stock exchange) disclose or divulge to any third party any material information of a secret or confidential nature relating exclusively to the business or affairs of Companies, except to the extent the information has entered the public domain other than by reason of an unauthorised act or default of the Seller.

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10.2

The Purchaser covenants with the Seller that it shall not and shall procure that no member of the Purchaser’s Group shall without the Seller’s consent (except as required by law or any competent regulatory body, including the applicable rules of any stock exchange) disclose or divulge to any third party any material information of a secret or confidential nature relating exclusively to the business or affairs of the Companies that has been disclosed to it pursuant to this Agreement, except to the extent the information has entered the public domain other than by reason of an unauthorised act or default of the Purchaser.

ARTICLE 11   Tax

11.1

The Seller shall be liable for any Taxation liabilities of the Companies and/ or the Interest for periods up to the Economic Date and shall indemnify and hold harmless the entity of the Purchaser’s Group against which any such Taxation liability is levied.

11.2

It is agreed that the Seller and the Purchaser shall each be responsible for the payment of its own taxes, duties or other charges deriving from the transfer under this Agreement in accordance with the laws, rules and regulations of Tajikistan or other applicable laws, provided that any stamp duty related to the registration process of the transaction or transfer of shares envisaged by this Agreement owing under the laws, rules and regulations of Tajikistan shall be the responsibility of and paid by the Purchaser.

ARTICLE 12   Confidentiality

12.1

Subject to Article 12.4, neither the Seller nor the Purchaser shall make (or permit any other member of the Seller’s Group or the Purchaser's Group to make) any announcement concerning this sale and purchase or any ancillary matter before Completion, and on and thereafter without the prior written consent of the other parties, the same not to be unreasonably withheld.

12.2	The Purchaser, each member of the Purchaser’s Group, its lawyers and other professional consultants shall:

(a)	keep confidential all information provided to it by or on behalf of the Seller or otherwise obtained by or in connection with this Agreement which relates to any member of the Seller’s Group;

(b)

if after Completion, Purchaser holds confidential information relating to the Seller’s Group, it shall keep that information confidential and, to the extent reasonably practicable, other than information as may be reasonably required by the Purchaser to retain for legal, tax or financial/accounting purposes, shall return that information to the Seller or destroy it, in each case without retaining copies; and

(c)

in respect of any Excluded Records which the Purchaser may receive or be in possession of, the Purchaser agrees to hold the same in strict confidence, not to disclose them to any third party and not to use them for any purpose whatsoever. To the extent that the Purchaser becomes aware that it is possession of Excluded Records in written or other tangible form (including information stored electronically), the Purchaser agrees as soon as reasonably practicable to return to the Seller or destroy such information, or cause such information to be returned to the Seller, in each case at the Seller's sole discretion.

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12.3	The Seller, each member of the Seller Group, its lawyers and other professional consultant shall:

(a)

keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by or in connection with this Agreement which relates to any member of the Purchaser's Group; and

(b)

if after Completion, the Seller, each member of the Seller Group, its lawyers and other professional consultants hold confidential information relating to the Companies, they shall keep that information confidential and, other than the Excluded Records or as may be required by Seller to retain for legal, tax, or financial/accounting purposes, shall return that information to the Purchaser or destroy it, in each case without retaining copies.

12.4	Nothing in this clause prevents any announcement being made or any confidential information being disclosed:

	(a)	with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)

to the extent required by law, stock exchange regulations or any competent regulatory body, but a party required to disclose any confidential information shall promptly notify the other party, so far as practicable and lawful with regard to timing, content and other requirements of such law, stock exchange regulations or regulatory body, before disclosure occurs and co-operate with the other party regarding the timing and content of such disclosure.

12.5	Nothing in this clause prevents disclosure of confidential information by any party:

	(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that party; or

(b)

to that party's professional advisers, lawyers, auditors or bankers, but before any disclosure to any such person the relevant party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that such person adheres to those terms as if he were bound by the provisions of this clause.

ARTICLE 13   Notices

13.1

Any notice given in connection with this Agreement must be in English. Any other document provided in connection with this Agreement must be in English or accompanied by a certified English translation; in this case, the English translation prevails unless the document is a statutory or other official document.

13.2

Any notice or other formal communication given under this Agreement must be in writing (which includes fax, but not email) and may be delivered or sent by courier or fax to the party to be served as follows:

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(a)	to the Seller at:	(b)	to the Purchaser at:

	Building 3, Apartment 5		Bahnhofstr. 9
	Street Academic Rajabovs, 1 lane		6341 Baar, Switzerland
Dushanbe Zip Code 734025
E-Mail:
	TajikistanE-Mail:		Wladwein@Manaspetroleum.Com
Khurshed.Nozimov@mail.ru
Attention: Dr. Werner Ladwein
Attention: Mr. Khurshed Nozimov

or at such other address or fax number as it may have notified to the other party in accordance with this clause.

13.3	Any notice or other formal communication shall be deemed to have been given:

	(a)	if delivered personally, at the time of delivery; or

	(b)	if sent via courier, at 10.00 a.m. on the fourth Business Day after it was accepted by the courier company for delivery; or

(c)

if sent by fax, provided the fax is in readable form, on the date of transmission, if transmitted before 3.00 p.m. on any Business Day, and in any other case on the Business Day following the date of transmission, with a copy of the notice or other communication also sent by post.

13.4

In proving service of a notice or other formal communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and despatched via courier, as the case may be or that the fax was properly addressed and successful transmission electronically confirmed, as the case may be.

ARTICLE 14   Further Assurances

14.1

In relation to TF, the Seller shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the applicable laws dealing with private limited companies, its articles of association, or any agreement or obligation affecting it to give effect to this Agreement.

14.2

On or after Completion, the parties shall, at their own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and items as may from time to time be reasonably required in order to give full effect to all the transactions or activities contemplated under this Agreement.

ARTICLE 15   Assignments

15.1	Each Party may assign the benefit of this Agreement to any member of its Group and if it does so:

	(a)	the assignee may enforce the obligations of the other Party (including the Warranties given by the Seller) under this Agreement as if it had been named in this Agreement as a Party ;

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(b)	each Party may nevertheless enforce this Agreement against the other Party, as if that assignment had not occurred;

(c)

the assignment shall not in any way operate so as to increase or reduce the respective rights and obligations on the part of the assigning Party or its assignee on the one hand and the other Party on the other hand; and

(d)

where applicable, if the assignee ceases to be a member of the Seller’s Group or the Purchaser's Group, the Seller or the Purchaser as the case may be shall procure that the benefit of this Agreement is re-assigned to the Seller or the Purchaser as the case may be or another member of the Seller’s Group or the Purchaser's Group.

15.2	Except as permitted by this clause, none of the rights or obligations under this Agreement may be assigned or transferred by a Party without prior approval of the other Party.

ARTICLE 16   General

16.1	Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

16.2

Unless otherwise agreed between Purchaser and Seller, if the Purchaser or Seller defaults in the payment when due of any sum payable under this Agreement, (howsoever determined) its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well as before judgment) at a rate per annum of LIBOR plus one percent. Such interest shall accrue from day to day.

16.3	Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement.

16.4

In addition to the provisions of Schedule 4, the Purchaser shall make available to the Seller any books or records of Companies (or, if practicable, the relevant parts of those books or records) which are required by the Seller for the purpose of dealing with its corporate, tax, or reporting obligations or affairs and, accordingly, the Purchaser shall, upon being given reasonable notice by the Seller and subject to the Seller giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such books and records are made available to the Seller for inspection during working hours and copying at the Seller’s expense for and only to the extent necessary for such purpose and for a period of six years from Completion.

16.5	This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

16.6	The rights of each party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

15

Delay in exercising or non-exercise of any such right is not a waiver of that right.

16.7	Except as expressly stated in this Agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

16.8

This Agreement will only be signed in English. However, an unofficial translation of this Agreement in Russian shall be initialled by the Seller. In case of any conflict, this official English version of the Agreement shall prevail.

ARTICLE 17   Whole Agreement

17.1

This Agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this Agreement and supersede all previous agreements between the parties relating to these transactions.

17.2

Each party acknowledges that in agreeing to enter into this Agreement it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement) made by or on behalf of any other party before the signature of this Agreement. Each party waives all rights and remedies which, but for this Article, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

ARTICLE 18   Governing Law

This Agreement is governed by and shall be construed in accordance with laws of England and Wales without giving effect to any choice of law principles thereof which would result in the application of the laws of another jurisdiction.

ARTICLE 19   Arbitration

All disputes arising out of or in connection with this Agreement shall be finally settled under the UNCITRAL arbitration rules by three (3) arbitrators appointed in accordance with the said rules. The place of arbitration shall be London, UK. The language of the arbitration shall be English.

THIS AGREEMENT HAS BEEN SIGNED BY THE PARTIES (OR THEIR DULY AUTHORISED REPRESENTATIVES) ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

16

SCHEDULE 1

PART 1 – TF Corporate Details

Registered number: CH-170.3.037.214 -4

Registered office: TF Petroleum AG, Bahnhofstrasse
9, 6341 Baar, ZG, Switzerland

Date and place of incorporation: September 24, 2012,
6341 Baar, ZG, Switzerland

Directors:

Khurshed Nozimov
Werner Ladwein

Shareholders: Kavsar General Trading FZE

Paid-in capital stock: CHF 100,000 (i.e. 100%)

SCHEDULE 1

PART 2 – TF’s Interests

A.	TF holds 100% interests in Petroleum Sugd, a joint venture company incorporated under the laws of Tajikistan PS.
B.	PS owns 100% interests in several producing oilfields and acreage under application onshore Tajikistan and related assets, including following existing oil fields:
-	Airitan Field
-	Kanibadam and North Kanibadam Fields
-	Niazbek and North Karachicum Field
-	Obi Shifo and North Karatau Fields
-	Ravat Field
-	SelRoho Field
-	Mahram Field
-	Madaniyat Field
C.

On 17 July 2012, Ministry of Energy and Industry has issued following new licences in respect of above listed oil and gas fields, essentially re-issuing Licences (i.e. LICENSING AGREEMENTS) and also valid until 20 December 2022:

Licence No 0003804 for Prospection and Exploration of oil and gas.
Licence No 0003805 for Operation of oil and gas fields.
Licence No 0003807 for Production (extraction) of oil and gas.

SCHEDULE 2

Map of Areas for which Seller will obtain New Petroleum Exploration Rights

SCHEDULE 3

Seller’s Warranties

1.	GENERAL

1.1	Due Incorporation and Capacity

The Seller is a corporation validly existing under the laws of the UAE with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and performance of, its obligations under this agreement.

1.2	Valid Obligations

This Agreement constitutes valid and binding obligations of the Seller.

1.3	Filings and Consents

Other than as contemplated by this Agreement, no material notices, reports or filings are required to be made by the seller in connection with the transactions contemplated by this Agreement, nor are any consents, approvals, registrations, authorisations or permits required to be obtained by the seller in connection with the execution and performance of this Agreement.

1.4	Recitals

The particulars relating to TF set out in the recitals and the Schedules to this Agreement are true and accurate.

1.5	Incorporation

a)	TF is a corporation validly existing under the laws of Switzerland with full power and authority to conduct its business as presently conducted.
b)	PS is a corporation validly existing under the laws of Tajikistan with full power and authority to conduct its business as presently conducted.
c)

The books (including all registers and minute books) of TF and PS are up to date and have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

1.6	Ownership of Shares

a)

The shares described in the Schedule 1 constitute 100% of the issued and allotted share capital of TF and are fully paid up and TF has not exercised or purported to exercise or claimed any lien over them.

d)

There is no option, right to acquire, conversion right, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares and there is no agreement or commitment to give or create any of the foregoing.

e)	The Seller is entitled to transfer or procure the transfer of the full legal and beneficial ownership in the Shares to the Purchaser on the terms set out in this Agreement.
f)	TF has not issued or agreed to issue any loan capital.

1.7	Subsidiaries and associates

As of the Completion Date: TF will be the beneficial owner of 100% of the issued share capital of PS; Other than PS, TF will not have any interests and will not hold or beneficially own, control, nor agree to acquire, any shares of any other corporation.

PS will not have any subsidiary and will not hold or beneficially own, control, nor agree to acquire, any shares of any other corporation.

1.8	Assets

a)	Particulars of each fixed asset with a value in excess of USD 10,000.00 acquired or agreed to be acquired by TF or PS since the Accounts Date are set out in the Disclosure Letter.
b)

Except for assets offered for sale or sold in the ordinary course of business, neither EPA, PS nor TF has since the Accounts Date disposed or agreed to dispose of any of the assets included in the Accounts or any asset acquired or agreed to be acquired since the Accounts Date, in each case with a book value in excess of USD 10,000.00.

c)

All material records and information belonging to TF, EPA, Liquidated PS and PS (whether or not held in written form) are in its exclusive possession and/or under its control, and all such records and information are subject to access by it; provided, however, that all Excluded Records shall become the property, and be in the sole possession, of the Seller.

d)

The assets included in the Accounts or acquired by TF or PS since the Accounts Date (other than trading stock disposed of since that date in the ordinary course of business) are the property of TF or, as the case may be, PS, free from any Encumbrance and are not the subject of any leasing, hiring or hire-purchase agreement, and all such assets are in the possession or under the control of TF or, as the case may be, PS.

e)	Seller warrant validity of LICENSING AGREEMENTS, land entitlements, royalty agreements, tax rates, etc as of the date of signing this Agreement as well as the Completion Date.
f)	Seller warrants to be responsible for any claim arising from its past relationship with Vivalo in the Liquidated PS.
g)

Seller warrants that it does not have knowledge of any liabilities and contingent liabilities other than those identified during Audit and Due Diligence and disclosed in the Disclosure Letter and Annexure 2. Seller further warrants that any liability not disclosed in the aforementioned Annexure, including environment and tax liabilities will be handled by Seller at Seller’s expense (via downward adjustment of Seller`s shareholding in TF.

1.9	Economic Date Accounts

a)	The Economic Date Accounts will be prepared in accordance with applicable laws and GAAP.
b)	fairly present the state of affairs, the assets and the liabilities of TF and PS as at the Economic Date and of the profit or loss of TF and PS for the period ended on said date;
c)

will be prepared on a proper and consistent basis in accordance with the basis employed in TF's and PS’ audited accounts for each of the three preceding financial periods and all accounts required by law to be delivered or made to any authority have been duly and correctly delivered or made;

d)	will be audited or reviewed as outlined in Article 4.1.6 of this Agreement.
e)	contain such provisions and deferred tax assets as are required by GAAP to cover all taxation and other liabilities of TF and PS as at the Economics Date;

f)

The tax book value of the assets and liabilities of TF under Swiss law and the tax book value of the assets and liabilities of PS under Tajikistani law provided by Seller pursuant to Article 3.1.5 of this Agreement is accurate.

1.10	Position since Accounts Date

a)	TF, EPA and PS have carried on their business in the normal course and there has been no material and adverse change in the financial position of TF, EPA or PS;
b)

except for any dividends provided for in the Accounts and Article 4.2.11 of this Agreement, no dividend, repayment of share premium, or other distribution or repayment has been declared, paid or made by TF, EPA or PS;

c)	no share or loan capital has been issued or agreed to be issued by TF, EPA or PS;
d)	no capital commitment has been entered into by TF, EPA or PS to spend monies other than in accordance with the capital expenditure budget set out in the Disclosure Letter; and
e)	TF, EPA or PS have not entered into any Major Contract.

1.11	Licences and Compliance

a)

TF, EPA and PS have conducted their businesses in accordance with all applicable laws, regulations and other requirements of authorities having jurisdiction over the Companies or the Interest and TF, EPA, and PS directly or through the Operator have obtained all material licences, permissions, authorisations and consents required for the carrying on of the business now carried on by them in the places and in the manner in which that business is now carried on and such licences, permissions, authorisations and consents are in full force and effect.

b)	Neither PS or Liquidated PS nor to the knowledge of the Seller, the Operator has received notice that it is in default under any material licence, permission, authorisation or consent.
c)

Neither PS nor Liquidated PS has received notice that it is in violation of, or in default with respect to, any statute, regulation, order, decree or judgment of any court or any governmental agency of the jurisdiction in which it is incorporated.

1.12	Environment

a)	Notwithstanding any other term of this Agreement, the only Warranties that are given in relation to the environment are those contained in this paragraph.
b)

In view of section 4.1.4 of the Audit Report, Seller and Purchaser shall agree on an Environment baseline in respect of all PS sites and wells– and Seller shall take responsibility for status of sites and wells as of the Completion Date. In this Environment baseline, all abandoned wells are to be identified.

c)

Liquidated PS and PS, to the Seller’s knowledge, have complied with all Environmental Law or Environmental Licence and neither PS nor Liquidated PS has received any written notice or communication from which it appears that it is or may be in violation of any Environmental Law or Environmental Licence.

d)

Neither EPA, PS, Liquidated PS nor TF, to the Seller’s knowledge, is engaged in any disputes, proceedings, litigation or arbitration proceedings concerning Environmental Laws or Dangerous Substances nor have the Companies nor to the Seller’s knowledge the Operator received any communication that there has been a material incident of pollution in relation to the Interest.

e)	No payments have been made, are currently to be made, by PS or Liquidated PS in respect of the Interest for any future abandonment or decommissioning obligations.

1.13	Intellectual Property Rights

a)	No notice has been received by EPA, PS, Liquidated PS or TF claiming that it infringes any right in confidential information or other intellectual property right of any third party.
b)	So far as the Seller is aware, there is no outstanding infringement of any intellectual property rights referred to in sub-para (a) above by EPA, PS, Liquidated PS or TF.

1.14	Contracts

a)

Neither EPA, PS, Liquidated PS nor TF has received notice that it is in default under any agreement, mortgage, charge, lien or pledge, nor has it received notice that it is in breach or default of the LICENSING AGREEMENTs.

b)

PS is the legal and beneficial owner of the Interest, free from Encumbrances. The LICENSING AGREEMENTs are in full force and effect, and no act or omission of EPA, PS, Liquidated PS or TF has occurred which would or might reasonably entitle any competent authority to revoke, vary or terminate the LICENSING AGREEMENTs. The LICENSING AGREEMENTs are not in the course of being surrendered. No sole risk or non-consent proposals are proposed or existent under the LICENSING AGREEMENTs. All compulsory work obligations have been fulfilled and no notice have been given by the Government of any intention to require any further work of a material nature to be performed under the LICENSING AGREEMENTs.

c)	There are no subsisting contracts to which PS or TF is a party and in which any member of the Seller’s Group has an interest (other than, in the case of the Seller, its interest in the Shares).
d)

Other than in relation to the LICENSING AGREEMENTs, neither PS nor TF are a party to any other Major Contract, nor have they agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

1.15	Indebtedness

a)

Neither EPA, PS, Liquidated PS nor TF has received any notice to repay any borrowings or indebtedness under any agreements relating to any borrowing (or indebtedness in the nature of borrowing) which are repayable on demand; and no event of default has occurred and is outstanding under any agreement relating to any other borrowing or indebtedness in the nature of borrowing or other credit facility of EPA, PS, Liquidated PS or TF.

b)	Neither EPA, PS, Liquidated PS nor TF has any outstanding Group Loans, borrowings, debts loan capital or any money borrowed or raised (other than under its bank facilities or normal trade credits).
c)

Neither EPA, PS, Liquidated PS nor TF has lent any money which is due to be repaid and, as at the date of this Agreement, has not been repaid or owns the benefit of any debt other than debts accrued in the ordinary course of its business.

1.16      Litigation

Except as set out in the disclosure letter, neither EPA, PS, Liquidated PS nor TF is a party to any litigation, arbitration or administrative proceedings. Disclosure letter includes mention of an arbitration proceeding by owner of Vivalo against government of Tajikistan concerning liquidated PS which appears to be closed matter.

1.17      Insurances

PS has taken out insurances on the basis and in respect of the risks referred to in the list of insurance cover contained in Schedule 6 hereto and:

(a)	no policies shall be in force and effect at and after Completion;
(b)	such policies will be in full force and effect up to (but not including) Completion in accordance with their respective terms.
(c)

All the assets and undertakings of TF and PS of an insurable nature are and have at all times been insured in amounts representing their full replacement or reinstatement value against all risks normally insured by companies on the same classes of businesses as TF’s or PS’s business.

1.18      Employees

List of employees of PS and TF provided pursuant to Article 3.2.5 of this Agreement shall be accurate as of the Completion Date.

1.19      Liquidation

a)	No administrator, receiver or administrative receiver or local equivalent has been appointed in respect of the whole or any part of the assets of PS or TF.
b)	No petition has been presented, no order has been made and no resolution has been passed for the winding-up of TF or PS.
c)	Neither PS nor TF is insolvent or unable to pay its debts and neither PS nor TF has stopped paying its debts as they fall due.
d)	No voluntary arrangement or compromise or other arrangement with creditors has been proposed, agreed or sanctioned under any applicable law in respect of TF or PS.

2.	Tax Warranties

2.1	General

a)

All Taxation of any nature whatsoever for which TF, EPA and PS is liable until the Completion Date has within the time limits prescribed by the relevant legislation been or will be duly and correctly paid or provided for.

b)

To Seller’s knowledge, all notices, computations and returns which ought to have been given or made, have been properly and duly submitted by TF, EPA and/or PS to the relevant Taxation authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any dispute nor, to the knowledge of EPA, PS or TF, are they likely to become the subject of any dispute with such authorities. All records which EPA, TF and/or PS are required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by EPA, TF and/or PS, have been properly and duly kept and are available for inspection at the premises of TF and/or PS respectively.

c)

All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Economic Date Accounts have been duly made. All tax liabilities which are not already paid are duly provided for.

d)

The amount of Taxation chargeable on EPA, TF or PS during any accounting period ending on or within ten years before the Economic Date has not been affected to any material extent by any concession, arrangements, agreement or other formal or informal arrangement with any Taxation authority (other than such LICENSING AGREEMENTs, agreements or arrangements available to companies generally).

e)

Neither EPA, Liquidated PS, PS nor TF are liable to pay, nor to their knowledge are there any circumstances by reason of which either is likely to become liable to pay any interest, penalty, surcharge or fine relating to Taxation.

f)

Neither EPA, Liquidated PS, PS nor TF have been subject to or is currently subject to any investigation, audit or visit by any Taxation or excise authority, and neither the Seller, TF nor PS are aware of any such investigation, audit or visit planned for the next twelve months.

g)

Neither EPA, Liquidated PS, PS nor TF have any liability in respect of Taxation arising in any part of the world in respect of income, profits or gains arising or deemed to arise before the Economic Accounts Date or in respect of any event occurring or deemed to occur before the Economic Accounts Date that is not provided for in full in the Accounts.

h)	EPA, Liquidated PS, PS and TF have not been involved in any transaction outside the ordinary course of business which has given or may give rise to a liability to Taxation on TF or PS.
i)

It has complied with Tajik tax requirements with respect to the contemplated transaction, and that any taxes imposed on PS as a result of EPA transferring shares of PS into Seller, and Seller transferring shares of PS into TF, are to be paid by Seller.

2.2	Deductions and Withholdings

a)

EPA, Liquidated PS, PS and TF have made all deductions in respect, or in account, of any Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

b)

Neither EPA, Liquidated PS, PS nor TF have received any notice from any Taxation authority which required or will require any of them to withhold Taxation from any payment made since the Economic Date (in respect of which such withheld Taxation has not been accounted for in full to the appropriate authority).

2.3	Tax Residence

A)

TF is not treated for any taxation purpose as resident in a country other than the country of its incorporation and TF does not have, nor has had a branch, agency or permanent establishment in a country other than the country of its incorporation.

b)	PS is resident in Tajikista.n, the country of its incorporation and does not have, nor has had a branch, agency or permanent establishment in a country other than Tajikistan.

2.4      Transfer Pricing

No transactions or arrangements involving EPA, PS nor TF have taken place within the past two years or are in existence which are such that any provision relating to transfer pricing might be invoked by a taxation or excise authority.

2.5      Deemed Income and Profits

Except as provided in the accounts, TF and PS do not have a liability to taxation on income or profits except in respect of and to the extent of income and profits actually received, nor do any arrangements exist which might give rise to such a liability.

2.6      Value Added Tax

a)	For the purposes of this paragraph, VAT means value added tax.
b)	TF is duly registered for the purposes of VAT in its country of incorporation.
c)	TF has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records.

2.1      Stamp Duty

All stamp duty and similar taxes or duties have been correctly and duly paid in respect of all transactions executed prior to the date of completion.

3          ACCURACY AND COMPELETENESS OF INFORMATION

All facts material to the condition of the Interest, the business, TF and PS have been disclosed to the Purchaser in writing and the information contained in this Agreement or made available to the purchaser is true, correct and complete in all material aspects. The Seller is not aware of any fact or matter, including any omission, which would render any such information incorrect or misleading in any material aspect.

SCHEDULE 4

Limits on Warranty Claims

1.	Acknowledgement

The Purchaser acknowledges and agrees that:

(a)

the Warranties are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller or any member of the Seller’s Group and on which the Purchaser may rely in entering into this Agreement;

(b)

no other statement, promise or forecast made by or on behalf of the Seller or any member of the Seller’s Group may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this Agreement; and

(c) at the time of entering into this Agreement the Purchaser is not aware of a breach of the Warranties.

2.	Conduct of third party claims

2.1

Subject to paragraph 2.2 below, if a Warranty Claim arises as a result of, or in connection with, a liability or alleged liability to a third party (a Third Party Claim), then the Seller may elect to assume the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and of any incidental negotiations using legal counsel of the Seller’s choice and on the following terms:

(a)

the Seller shall first agree to indemnify the Purchaser, TF and PS against all liabilities, charges, costs and expenses which they may incur in taking any such action as the Seller may reasonably require;

(b)

the Purchaser shall procure TF and PS to make available to the Seller such persons and all such information as the Seller may reasonably require for assessing, contesting, appealing or compromising the Third Party Claim;

(c)

the Purchaser shall procure that TF and PS take such action to contest, appeal or compromise the Third Party Claim as may reasonably be requested by the Seller and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the approval of the Seller; and

(d)

the Seller shall on an ongoing basis consult with and keep the Purchaser fully and promptly informed of the progress of the Third Party Claim and promptly provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser.

2.2

If a Warranty Claim arises as a result of, or in connection with a Third Party Claim in respect of which the Purchaser wishes to retain conduct of any appeal, dispute, compromise or defence and of any incidental negotiations, then the Purchaser shall notify the Seller of its intention to do so and paragraph 2.1 above shall not apply, provided in all such cases that the Seller shall not be liable to Purchaser or the third party under any circumstances whatsoever in respect of such Warranty Claim.

3.        Mitigation

Nothing in this Agreement shall be deemed to relieve the Purchaser from any duty to mitigate any loss or damage incurred by it as a result of any breach of the Warranties.

4.        Recovery from third parties

This paragraph applies if:

(a)	the Seller makes a payment (excluding any interest on a late payment) in respect of a Warranty Claim (the Damages Payment); and

(b)	TF, PS or the Purchaser receives any sum which would not have been received but for the circumstance which gave rise to that Warranty Claim (the Third Party Sum); and

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)

the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate the Purchaser in full for the loss or liability which gave rise to the Warranty Claim in question, such excess being the Excess Recovery.

(e)

If this paragraph applies, the Purchaser shall, promptly on receipt of the Third Party Sum by it, PS, or TF, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by the Purchaser, PS, or TF in recovering the Third Party Sum and any taxation payable by the Purchaser, PS, or TF by virtue of its receipt.

5         Insurance

Without prejudice to the Purchaser's duty to mitigate any loss in respect of any breach of the Warranties, if in respect of any matter which would otherwise give rise to a breach of the Warranties TF or PS are entitled to claim under any policy of insurance, the amount of insurance monies to which TF or PS are entitled (after deduction of any costs) shall reduce pro tanto or extinguish the claim for breach of the Warranties.

6         Basis of damages

No party hereunder shall be liable to another under any circumstances for punitive, indirect, or consequential damages, or for loss of profit or opportunity.

SCHEDULE 5

Completion

PART 1 - SELLER'S OBLIGATIONS

At Completion the Seller shall procure, with regard to TF, the delivery to the Purchaser of:

(a)	Notarized English translation of an official document showing that 100% of shares in PS is owned by TF.

(b)	a duly executed deed of transfer in favour of the Purchaser or its nominee(s) of all the Shares;

(c)	the articles of association, certificate confirming the tax registration, the board minutes and the shareholders’ register relating to the Shares;

(d)

a board resolution of TF and Seller in which (i) the transfer referred to in paragraph (a) above is approved, and (ii) the amendment of all mandates to bankers terminating the authority of current TF/PS authorised persons and giving authority to operate the bank accounts of TF/PS to persons nominated by the Purchaser.

PART 2 - PURCHASER'S OBLIGATIONS

AT COMPLETION THE PURCHASER SHALL:

(a)

pay USD 3,900,000, subject to any necessary downward adjustment in accordance with this Agreement, being remaining part of Consideration together with interest on such amount pursuant to the Agreement to the Seller; and

(b)

deliver to the Seller a certified copy of an extract of the resolutions of the board of directors (or a duly constituted committee of the board) of the Purchaser authorising the execution of this Agreement and any other agreements to be executed by the Purchaser at Completion.

SCHEDULE 6

Insurance Policies

Insurance policies are attached:

SCHEDULE 7

DEAL STRUCTURE

Step 1 has been completed

Current Situation
Step 1

CONFIDENTIAL

1

Step 2 & 3 result in PS to be owned by Kavsar

Step 2
Step 3

CONFIDENTIAL

2

SCHEDULE 8

Interpretation

1.	In this Agreement:

Accounts means the audited financial statements for the period ending 30.09.2012;

Accounts Date means 30.09.2012;

Actions shall have meaning ascribed thereto in Recital F of this Agreement.

Affiliate means any company(ies) or legal entity(ies) that (i) controls either directly or indirectly a party; or (ii) is controlled directly or indirectly by a party; or (iii) is directly or indirectly controlled by a company or entity that directly or indirectly control a party. ‘Control’ means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a company or legal entity;

Appointment Day means the date on which the Independent Accountants confirms in writing to the Purchaser and the Seller that it has accepted the instructions to act pursuant to clause 6 of this Agreement;

Audit shall have meaning ascribed thereto in Recital C of this Agreement.

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Dushanbe for normal business;

Companies means TF and PS;

Completion means completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Date means the date set forth in Article 3.2 of the Agreement;

Conditions Precedent means the conditions precedent to Completion set out in Article 3.2;

Dangerous Substance means any natural or artificial substance likely to cause harm to persons or any other living organism, or likely to cause damage to the environment or public health or welfare.

Disclosure Letter means the letter of the same date as this Agreement from the Seller to the Purchaser essentially confirming results of legal due diligence and Audit arranged by the Purchaser;

Due Diligence shall have meaning ascribed thereto in Recital E of this Agreement.

Economic Date means 31.12.2012;

Economic Date Accounts means the audited balance sheets as at the Economic Date and audited profit and loss accounts of both TF and PS for the year ended on that date;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or any other security interest of any kind, including retention arrangements and any agreement to create any of the foregoing;

Environmental Laws means all statutes, notifications, regulations, Guidelines and binding court decisions applicable in Tajikistan concerning the protection of human health or the environment or the generation, transportation, storage, control of Waste and Pollutants, treatment or disposal of a Hazardous Waste, Dangerous Substance and capable of enforcement by legal process in the jurisdiction of operation of TF or PS;

Environmental Licence means any permit, licence, authorisation, consent or other approval required under or in relation to any Environmental Law;

EPA shall have the meaning ascribed thereto in Recital A of this Agreement.

ESCROW shall have the meaning ascribed thereto in Article 3.1.6 of this Agreement.

Excluded Records means all originals and copies of agreements, documents, books, records, files, computer software and data reasonably considered by the Seller to be proprietary to the Seller or a member of the Seller’s Group (other than EPA-AT and TF) and accepted as such by the Purchaser.

GAAP means generally accepted accounting principles and practices of each respective country;

Government means the Government of Tajikistan;

Group Loans means the outstanding loan capital or monies borrowed by TF or PS from the Seller or a member of the Seller’s Group, by way of unsecured loans, repayable on demand including, without limitation, any advances described in Article 7.1(b);

Independent Accountants means such firm of chartered accountants as may be appointed under the clause headed "Independent Accountants";

Interest means the working interest of PS in and under the LICENSING AGREEMENTs;

Interim Period means the period of time from the Economic Date to but excluding Completion;

LIBOR means in relation to the amount and the currency of the sum in question, the rate per annum at which a deposit for one month would have been offered by the National Westminster Bank plc to prime banks in the London Interbank Market at such bank’s request at or about 11.00 am (London time) on the first Business Day of the period specified hereunder in respect of which interest is to be calculated.

LICENSING AGREEMENTs shall have the meaning ascribed thereto in Recital B of this Agreement.

Liquidated PS shall have the meaning ascribed thereto in Recital B of this Agreement.

Major Contract means a written contract to which TF, EPA, Liquidated PS or PS is or was a party, including without limitation, service agreements with a member of the Seller’s Group, in each case with a value in excess of USD 10,000 (or its equivalent in foreign currency);

NEXT ADVANCE shall have the meaning ascribed thereto in Article 2.4 of this Agreement.

Operator means the party designated as the Operator under the Licensing Agreements;

OPTION shall have the meaning ascribed thereto in Recital C of this Agreement.

OPTION AGREEMENT shall have the meaning ascribed thereto in Recital C of this Agreement.

Parties means the Seller or the Purchaser.

Purchaser’s Advance in respect of TF shall have the meaning ascribed thereto in Recital D of this Agreement.

Purchaser's Group means the Purchaser and its Affiliates (other than TF or PS) from time to time;

PS shall have the meaning ascribed thereto in Recital A of this Agreement.

Real Estate Properties shall have the meaning ascribed thereto in Article 3.1.3 of this Agreement. "Properties" and Property means any of them and includes every part of each of them;

Seller’s Group means Seller, or EPA and any undertaking or company other than the Companies that is, at the relevant time, directly or indirectly affiliated with the two first mentioned companies or either of them;

For the purpose of this definition a particular company or undertaking is:

(i)

directly affiliated with another company or companies if the latter beneficially hold/holds shares carrying 50% (fifty percent) or more of the votes exercisable at a general meeting of shareholders (or its equivalent) of the particular company; and

(ii)

indirectly affiliated with a company or companies (in this definition referred to as "the parent company or companies") if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company of the series, except the parent company or companies, is directly affiliated with one or more companies earlier in the series.

Security Deposit shall have the meaning ascribed thereto in Recital C of this Agreement.

Shares shall have the meaning ascribed thereto in Recital C of this Agreement;

SHA shall have the meaning ascribed thereto in clause 5.4 of this Agreement;

SNG shall have the meaning ascribed thereto in Recital A of this Agreement;

Taxation means all forms of taxes, duties, imposts, octrois and levies, whether of Tajikistan, the UAE, Switzerland or elsewhere, including income tax (including income tax or amounts equivalent to or in respect of income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, sales tax, petroleum income tax, value added tax, specific business tax, royalties, house and land tax, local development tax, customs and other import or export duties, excise duties, stamp duty, social security or other similar contributions, and any interest, penalty, surcharge or fine relating thereto, including a payment which TF or PS is liable to make as a result of having claimed a credit in relation to any Taxation in excess of the amount properly claimable, and, in a case where Taxation for which TF or PS is liable is discharged by another person, the amount corresponding to that Taxation for which TF or PS is, after that discharge, liable;

TF shall have the meaning ascribed thereto in Recital D of this Agreement;

Third Party Claim shall have the meaning ascribed thereto in Schedule 4, clause 2.1 of this Agreement;

USD or $ means United States Dollars;

Vivalo shall have the meaning ascribed thereto in Recital B of this Agreement;

Warranties means the warranties on the part of the Seller contained in the clause headed "The Seller's Warranties";

Warranty Claim means any claim by the Purchaser arising out of or in connection with this Agreement, including for any breach or alleged breach of any of the Warranties; and

Where any statement in the Schedule 3 or in the Disclosure Letter is qualified by the expression "so far as the Seller is aware" or "to the best of the Seller's knowledge, information and belief" or any similar expression, that statement shall be deemed to be made only on the actual knowledge of the Seller after due diligent and careful enquiry of the following individuals: Khurshed Nozimov

In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes references to:

that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

In this Agreement:

(a)	words denoting persons shall include bodies corporate and unincorporated associations of persons;

(b)	references to an individual/a natural person include his estate and personal representatives;

(c)	subject to the Article headed "Assignments", references to a party are to a party to this Agreement and include references to the successors or assigns (immediate or otherwise) of that party; and

(d)	references to time are to London time.

SIGNATORIES

Seller

Signed by	)
KAVSAR GENERAL TRADING FZE	)	/s/ Nozimov K.H.

DWM PETROLEUM AG

Signed by	)
for	)	/s/ Dr. Werner Ladwein

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ANNEXURE 1 – OPTION AGREEMENT

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Effective May 5, 2012

OPTION AGREEMENT

BETWEEN

KAVSAR GENERAL TRADING FZE

and

DWM PETROLEUM AG

Relating to the Option for the sale and purchase of
80% of the issued share capital
of a Company that would hold 100% shares in Petroleum Sugd

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THIS OPTION AGREEMENT(“Option Agreement”) is made effective as of May 5, 2012

BETWEEN:

(1)	KAVSAR GENERAL TRADING FZE a company organised under the laws of The UAE whose registered office is at Hamriyah Free Zone, P.O. Box No 51393, Sharjah, UAE (the “Kavsar”); and

(2)	DWM PETROLEUM AG, a company registered in Switzerland, having its registered office at Bahnofstrasse 9, Baar, Switzerland (referred to herein as the “DWM”).

BACKGROUND:

A.	Kavsar owns 100% of the issued share capital of Energy Partners Austria GmbH, a company registered in Austria (hereinafter “EPA-AT”).

B.

EPA-AT is the legal and beneficial owner of 57.42% shares in Petroleum Sugd, a joint venture with limited liability incorporated under the laws of Tajikistan (hereinafter “PS-2”), and the remaining 42.58% shares in PS-2 are held by Sugdneftugas, state oil company of Tajikistan (hereinafter “SNG”).

C.

A Tajik joint venture with limited liability also known as Petroleum Sugd which is already liquidated (hereinafter “PS-1”), is legal owner of rights in production licences for the fields identified in the Schedule A hereof (hereinafter “Licenses”), and, Seller, EP-AT and PS-2 are taking necessary steps to ensure that Licences are formally registered under the name of PS-2.

D.

DWM desires to purchase 80% shares in a Swiss company that owns 100% shares in PS-2, and has therefore requested Kavsar to purchase remaining shares of SNG in such a manner that PS-2 is owned 100% by a new company.

E.	Kavsar is willing to incorporate a new company in Switzerland (hereinafter “Newco”) and take actions necessary for transferring 100% shares of PS-2 in NewCo.

F.	Kavsar is also willing to give DWM an option to purchase 80% shares in NewCo which would own 100% shares in PS-2.

G.	Kavsar is also willing to allow DWM to conduct legal due diligence and audit of EPA-AT, PS-1 and PS-2, respectively, to facilitate DWM’s decision regarding exercise of such option.

NOW THEREFORE, KAVSAR AND DWM AGREE as follows:

1.	Kavsar and DWM shall take following actions:

	a.	Kavsar shall incorporate NewCo in Switzerland.

b.

DWM shall pay to Kavsar, a refundable security deposit of USD 10 million (“Security Deposit”), via wire transfer in Kavsar’s bank account, in three (3) instalments on or before following dates, for an option to purchase 80% shares in Newco (“Option”):

i.	US$ 5 million on or before May 31, 2012

ii.	US$ 2 million on or before July 15, 2012.

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iii.	US$ 3 million on or before August 24, 2012

c.	DWM shall engage a reputable local law firm to conduct legal due diligence (hereinafter “Due Diligence”) regarding EPA-AT, PS-1 and PS-2.

d.

Once Due Diligence is completed, DWM shall engage reputable international accounting firm to conduct an independent audit (hereinafter “Audit”) of all books and accounts of EPA-AT, PS-1 and PS-2 to follow-up on the concerns raised in the Due Diligence.

e.	DWM may exercise the Option, within one (1) month of the completion of Audit.

f.

If DWM exercises the Option, Kavsar and DWM shall negotiate a Share Purchase Agreement (hereinafter “SPA”) pursuant to which Kavsar shall sell and DWM shall purchase 80% shares in NewCo, for a purchase price to be agreed between Kavsar and DWM based on the findings of the Audit (hereinafter “Purchase Price”). Once the SPA is signed, Security Deposit shall be construed as the first payment made under the SPA, and the remaining payment shall be due within thirty (30) days thereafter.

g.

In case, DWM does not exercise the Option following completion of the Audit, DWM shall request Kavsar in writing within one (1) month of the completion of the Audit, to return Security Deposit to DWM, and Kavsar shall refund Security Deposit via wire transfer in DWM’s bank account on or before December 31, 2012.

2.	Once SPA is signed, in accordance with the SPA, Kavsar and DWM shall take following actions:

a.	Kavsar shall seek requisite approvals of the Government for following actions:

i.	To transfer EPA’s entire shares in PS-2 (i.e. 57.42%), to NewCo.

ii.	To purchase remaining 42.58% shares in PS-2 from SNG and thereafter transfer such shares to NewCo.

b.	Kavsar shall notify DWM as soon as the requisite approvals of the Government stipulated in para 2 a i are obtained.

c.	Kavsar shall transfer EPA’s entire shares in PS-2 (i.e.57.42%), to NewCo.

d.	Within ten (10) days of Kavsar’s transfer of EPA’s entire shares in PS-2 (i.e. 57.42%), to NewCo, Kavsar and DWM shall take following simultaneous actions:

i.	DWM shall make a payment of Purchase Price minus Security Deposit minus US$ 1 million

ii.	Kavsar shall place 80% shares of NewCo in escrow with an escrow agent to be mutually agreed.

e.	Kavsar shall purchase remaining 42.58% shares in PS-2 from SNG and thereafter transfer such shares to NewCo.

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f.	Kavsar and DWM shall close the transaction envisaged under the SPA, which shall inter alia include following simultaneous actions:

i.	payment by DWM to Kavsar of Purchase Price minus payments already made i.e. US$ 1 million, and

ii.	transfer by the escrow agent to DWM of 80% of shares in NewCo.

3.	Unless required by applicable laws or securities regulations, neither Kavsar nor DWM shall make the existence or contents of this Option Agreement public.

4.

This Option Agreement shall be governed by the laws of England & Wales, and any dispute if not resolved amicably shall be resolved via international arbitration under the arbitration rules of the International Chamber of Commerce. Venue of arbitration shall be Vienna, Austria.

IN WITNESS WHEREOF this Option Agreement has been signed by the parties (or their duly authorised representatives) effective as of May 5, 2012

KAVSAR GENERAL TRADING FZE	DWM PETROLEUM AG

/s/ K.h. Nozimov	/s/ Dr. Werner Ladwein
Name: K.h. Nozimov	Name: Dr Werner Ladwein
Title:	Title: President

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SCHEDULE A

PS-2 owns 100% interests in several producing oilfields and acreage under application onshore Tajikistan and related assets, including following existing oil fields:

1.	“Ayritan”;
2.	“Kanibadam”and“NorthernKanibadam”;
3.	“Makhram”;
4.	“Ravat”;
5.	“Madaniyat”
6.	“Niyazbek”;
7.	“Sel-rokhi”;
8.	“Obi-Shifo”.

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ANNEXURE 3 – PURCHASER’S NOTICE FOR EXERCISE OF OPTION

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(printed on DWM letterhead)

Kavsar General Trading FZE
Hamriyah Free Trade Zone
P.O. Box No 51393	Baar, October 23, 2012
Sharjah, UAE

Attention:	Mr. Khurshed Nozimov, General Manager

Subject:

Notice for exercise of Option under the Option Agreement effective May 5, 2012 relating to the option for the sale and purchase of 80% of the issued share capital of a Swiss company that would hold 100% shares in Petroleum Sugd, a Tajik company (hereinafter “Option Agreement”).

Dear Mr. Kh.Nozimov,

Pursuant to Article 1 e of the Option Agreement, DWM Petroleum AG (“DWM”) is pleased to exercise the Option (as defined in the Option Agreement), subject to Kavsar taking certain actions as described in detail in Schedule A hereof (hereinafter “Actions”), to bring Licences (as defined in the Option Agreement) and related agreements in order.

Kindly let us know if you have any questions regarding the above notice.

Sincerely yours,

Dr. Werner Ladwein
President

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SCHEDULE A

Actions to be taken by Kavsar to re-issue all documents related to Licences under the name of existing Petroleum Sugd (PS) from the name of the liquidated company with the same name)

Now that all Licences have been re-issued under the name of Petroleum Sugd (“PS”), Kavsar must also ensure that all documents related to the Licences are re-issued under the name of PS. In particular following documents have to be re-issued under the name of PS:

1)	Allotments (mining lease);
2)	Certificate of land usage;
3)	Ecological expertise; and
4)	Contract (for subsoil use) with the Government setting royalty and bonuses rates.

These requirements are also stipulated in Appendix to the new Licenses (Section “Content of Licenses”).

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